梁學濂會計師事務所

PKF

Accountants &
business advisers

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and inclusion in this Registration Statement of China Expert Technology, Inc. on Amendment No. 3 to Form S-1 of our report dated February 22, 2005 except for the restatement discussed in Note 2 to the Consolidated Financial Statements as to which the date is March 10, 2006, with respect to the Consolidated Balance Sheets of China Expert Technology, Inc. as of December 31, 2004 and 2003 and the related Consolidated Statements of Income and Comprehensive Income, Stockholders' Equity and Cash Flows for each of the two years in the period ended December 31, 2004.

PKF
Certified Public Accountants
Hong Kong

January 5, 2007

Tel (852) 2806 3822 | Fax (852) 2806 3712
E-mail info@pkf-hk.com | Website www.pkf-hk.com
PKF | 26/F, Citicorp Centre | 18 Whitfield Road | Causeway Bay | Hong Kong
香港銅鑼灣威非路道十八號萬國寶通中心廿六樓

梁學濂會計師事務所